Marathon Petroleum Corporation Reports Third-Quarter 2016 Results

•	Reported third-quarter earnings of $145 million, or $0.27 per diluted share

•	Results include a $267 million impairment charge (or $0.31 per diluted share) related to the Sandpiper Pipeline project

•	Announced strategic initiatives to enhance shareholder value

FINDLAY, Ohio, Oct. 27, 2016 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2016 third-quarter earnings of $145 million, or $0.27 per diluted share, compared with $948 million, or $1.76 per diluted share, a year ago. Third-quarter 2016 earnings include a $267 million impairment charge, or $0.31 per diluted share, to impair MPC’s investment in the Sandpiper Pipeline project due to the withdrawal of regulatory applications for the project.

“MPC continues to benefit from the diversified nature of its business,” said Gary R. Heminger, MPC chairman, president and chief executive officer. “Our Speedway and midstream businesses contributed more than $450 million of combined segment income in the third quarter, demonstrating the importance of this stable earnings base to our results.”
Consistent with its long-term focus on value creation, in a separate release this morning, MPC announced several strategic actions to enhance shareholder value, primarily focused on its portfolio of high-quality midstream assets. The strategic initiatives include an aggressive dropdown strategy to support increased limited and general partner distributions from MPLX LP (NYSE: MPLX), the master limited partnership sponsored by MPC, and to create value for investors. MPC will also evaluate other opportunities to highlight and capture the value in its general partner interest in MPLX and optimize the cost of capital for the partnership. In addition, MPC plans to review changes to its segment reporting in connection with these actions.
“The initiatives announced today are designed to unlock additional value from our robust portfolio of midstream assets and to further benefit from the value-enhancing platform we have established with MPLX. We will be moving ahead expeditiously on each of these actions, while continuing to capture the compelling benefits of MPC’s integrated and diversified model,” said Heminger.
A copy of the press release can be found at http://ir.marathonpetroleum.com.
For the third quarter, the midstream segment, which includes MPLX, delivered solid results supported by increases in gathering, processing and fractionation volumes. MPLX continues to drive exceptional growth opportunities, supporting a diverse set of producer customers in some of the nation’s most prolific shale plays and positioning it well to benefit from a rising commodity price environment.
Additionally, in October, MPLX commenced operations of the Cornerstone Pipeline on schedule and under budget. The pipeline has been designed to transport condensate and natural gasoline from the Marcellus and Utica regions to MPC’s Canton, Ohio, refinery. The partnership is now in the process of expanding the capacity of existing pipelines, as well as constructing new pipelines as part of a larger build-out of Utica Shale infrastructure. “With this mix of new and existing pipelines, we are seizing a unique opportunity to connect natural gas liquids to downstream markets in the Midwest and Canada through our extensive distribution network,” Heminger said.

Speedway continues to be a top performer in the convenience store industry. In the third quarter, Speedway delivered strong light product sales volume and record merchandise margin dollars. The higher merchandise margin is consistent with its strategy to realize marketing enhancement opportunities.
As MPC’s most ratable distribution channel, Speedway supports MPC's overall supply reliability and allows MPC to optimize the integration value created by synergies with refining, pipeline and terminal operations. In addition, Speedway benefits from its integration in MPC's broader refining and logistics system in times of supply disruptions, such as the Colonial Pipeline outage in September.
The refining and marketing segment results are down from a year ago on lower crack spreads and compressed product price realizations. “Despite a challenging quarter, we remain optimistic as we move forward into 2017, given the signs of market rebalancing and sustained strong demand,” Heminger said. “The combination of our niche inland refineries and large Gulf Coast refineries with optimization potential and export access positions us well for the future."
During the third quarter, MPC returned $241 million to shareholders, which included a 12.5 percent increase in the company’s quarterly dividend, to $0.36 per share. The dividend has increased at a 28 percent compound annual growth rate since MPC's spinoff in 2011, demonstrating its ongoing strategy to return capital to shareholders.
"The third quarter marked our fifth year as a stand-alone company. Since the spinoff, we have demonstrated a track record of creating value for and returning capital to our shareholders,” Heminger said. “The strength of our integrated platform and our operational performance has enabled us to return over $10 billion to shareholders since 2011 through share repurchases and dividends while continuing to reinvest for future growth.”

Segment Results

Total income from operations was $435 million in the third quarter of 2016, compared with $1.55 billion in the third quarter of 2015.

	Three Months Ended September 30
(In millions)	2016	2015
Income from Operations by Segment
Refining & Marketing(a)	$306	$1,434
Speedway	209	243
Midstream(a)	258	93
Items not allocated to segments:
Corporate and other unallocated items(a)	(67)	(75)
Pension settlement expenses	(4)	(2)
Impairments	(267)	(144)
Income from operations	$435	$1,549
(a) In 2016, segment reporting was revised in connection with the contribution of MPC’s inland marine business to MPLX. The results of the inland marine business are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. Comparable prior period information has been recast to reflect this revised segment presentation.

Refining & Marketing
Refining & Marketing segment income from operations was $306 million in the third quarter of 2016, compared with $1.43 billion in the same quarter of 2015. The decrease in the quarter-over-quarter results was due to a $6.52 per barrel decrease in gross margin, primarily resulting from lower crack spreads in both Gulf Coast and Chicago markets and lower product price realizations compared to the spot market product prices used in the Light Louisiana Sweet (LLS) crack spread calculation. The Chicago and Gulf Coast Light Louisiana Sweet 6-3-2-1 blended crack spread decreased from $12.18 per barrel in the third quarter of 2015 to $8.08 per barrel in the third quarter of 2016.

Speedway
Speedway segment income from operations was $209 million in the third quarter of 2016, compared with $243 million in the third quarter of 2015. The decrease in segment income was primarily the result of a lower light product margin and increased depreciation expense, partially offset by increases in merchandise margin and light product sales volume. Speedway's light product margin decreased from 21.46 cents per gallon in the third quarter of 2015 to 17.73 cents per gallon in the third quarter of 2016, while merchandise gross margin as a percent of merchandise sales increased to 28.9% in the third quarter of 2016 compared with 27.7% in the third quarter of 2015. The increase in depreciation is primarily related to the recent investments made in the business, including capital spending related to the Hess Retail acquisition in late 2014.

Midstream
Midstream segment income from operations, which includes MPLX as well as other related operations, was $258 million in the third quarter of 2016, compared with $93 million for the third quarter of 2015. The increase was primarily due to the inclusion of MarkWest’s operating results following the merger with MPLX on Dec. 4, 2015, as well as the earnings from new and existing pipelines and marine equity investments.

Items Not Allocated to Segments
Corporate and other unallocated expenses of $67 million in the third quarter of 2016 were $8 million lower than the third quarter of 2015 largely due to a reduction in corporate expenses.
Impairments not allocated to segments totaled $267 million in the third quarter of 2016. This non-cash charge related to the impairment of our equity investment in the Sandpiper Pipeline project as a result of the withdrawal of regulatory applications for the project. The third quarter of 2015 included a $144 million impairment charge related to the cancellation of the ROUX (residual oil upgrade expansion) project at our Garyville refinery.

Strong Financial Position and Liquidity

On Sept. 30, 2016, the company had $709 million of cash and cash equivalents. The company has $2.5 billion available under a revolving credit agreement, $1 billion available under a 364-day bank revolving credit facility and approximately $740 million available under its $750 million trade receivables securitization facility, for total liquidity of $4.9 billion.
During the quarter, MPC chose to prepay $500 million under its term loan agreement with available cash on hand.
The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. The company remains committed to maintaining an investment-grade credit profile.

Conference Call

At 9 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call by dialing 1-800-447-0521 (confirmation number 43396863) or by visiting MPC's website at http://www.marathonpetroleum.com by clicking on the "2016 Third-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Wednesday, Nov. 9. Financial information, including the earnings release and other investor-related materials will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's third-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,400 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,770 convenience stores in 22 states. MPC owns, leases or has ownership interests in approximately 8,400 miles of crude and light product pipelines and more than 5,500 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in 54 gas processing plants, 13 NGL fractionation facilities and two condensate stabilization facilities. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company's distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Teresa Homan (419) 421-2965
Doug Wendt (419) 421-2423

Media Contacts:
Chuck Rice (419) 421-2521
Katie Merx (419) 672-5159

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation ("MPC") and MPLX LP ("MPLX"). These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX, including proposed strategic initiatives. You can identify forward-looking statements by words such as "anticipate," "believe," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "objective," "opportunity," "outlook," "plan," "position," "pursue," "prospective," "predict," "project," "potential," "seek," "strategy," "target," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with the MPLX conflicts committee with respect to the timing of and value attributed to assets identified for dropdown; risks described below relating to MPLX and the MPLX/MarkWest Energy Partners, L.P. ("MarkWest") merger; changes to the expected construction costs and timing of projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC's ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; changes to MPC's capital budget; other risk factors inherent to MPC's industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX's ability to meet its distribution growth guidance; risk that the synergies from the acquisition of MarkWest by MPLX may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MarkWest merger making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MarkWest; the time, costs and ability to obtain regulatory or other approvals and consents and otherwise consummate the strategic initiatives discussed herein and other proposed transactions; the satisfaction or waiver of conditions in the agreements governing the strategic initiatives discussed herein and other proposed transactions; our ability to achieve the strategic and other objectives related to the strategic initiatives discussed herein and other proposed transactions; adverse changes in laws including with respect to tax and regulatory matters; inability to agree with respect to the timing of and value attributed to assets identified for dropdown; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including dropdowns, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; changes to MPLX's capital budget; other risk factors inherent to MPLX's industry; and the factors set forth under the heading "Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K or in MPLX's Form 10-K or Form 10-Q could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K and Form 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions, except per-share data)	2016	2015	2016	2015
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$16,618	$18,716	$46,184	$56,444
Income (loss) from equity method investments	(208)	23	(236)	58
Net gain on disposal of assets	1	2	26	6
Other income	49	17	106	71
Total revenues and other income	16,460	18,758	46,080	56,579
Costs and expenses:
Cost of revenues (excludes items below)	12,944	14,165	35,475	43,575
Purchases from related parties	128	61	359	219
Inventory market valuation adjustment	—	—	(370)	—
Consumer excise taxes	1,914	1,988	5,633	5,759
Impairment expense	—	144	130	144
Depreciation and amortization	507	364	1,497	1,089
Selling, general and administrative expenses	420	392	1,199	1,143
Other taxes	112	95	332	296
Total costs and expenses	16,025	17,209	44,255	52,225
Income from operations	435	1,549	1,825	4,354
Net interest and other financial income (costs)	(141)	(70)	(420)	(215)
Income before income taxes	294	1,479	1,405	4,139
Provision for income taxes	75	521	481	1,439
Net income	219	958	924	2,700
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—	25	—
Noncontrolling interests	58	10	(48)	35
Net income attributable to MPC	$145	$948	$947	$2,665

Per-share data
Basic:
Net income attributable to MPC per share	$0.28	$1.77	$1.79	$4.93
Weighted average shares:(a)	527	535	528	540
Diluted:
Net income attributable to MPC per share	$0.27	$1.76	$1.78	$4.90
Weighted average shares:(a)	530	538	531	544
Dividends paid	$0.36	$0.32	$1.00	$0.82

(a)	The number of weighted average shares for the period ended September 30, 2016, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2016	2015	2016	2015
Income from Operations by segment
Refining & Marketing(a)(b)	$306	$1,434	$1,324	$3,907
Speedway(a)	209	243	569	538
Midstream(b)(c)	258	93	626	286
Items not allocated to segments:
Corporate and other unallocated items(b)	(67)	(75)	(201)	(229)
Pension settlement expenses	(4)	(2)	(7)	(4)
Impairments(d)	(267)	(144)	(486)	(144)
Income from operations(a)	435	1,549	1,825	4,354
Net interest and other financial income (costs)	(141)	(70)	(420)	(215)
Income before income taxes	294	1,479	1,405	4,139
Provision for income taxes	75	521	481	1,439
Net income	219	958	924	2,700
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—	25	—
Noncontrolling interests	58	10	(48)	35
Net income attributable to MPC	$145	$948	$947	$2,665

Capital Expenditures and Investments
Refining & Marketing(b)	$267	$256	$788	$686
Speedway	71	130	191	275
Midstream(b)(c)	394	156	1,147	400
Corporate and Other(e)	29	43	106	121
Total	$761	$585	$2,232	$1,482

(a)
Includes a non-cash lower-of-cost-or-market ("LCM") inventory valuation benefit of $370 million for the nine months ended September 30, 2016. The benefit increased Refining & Marketing and Speedway segment income by $345 million and $25 million, respectively, for the nine months ended September 30, 2016.

(b)
In 2016, segment reporting was revised in connection with the contribution of MPC’s inland marine business to MPLX. The results of the inland marine business are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. Comparable prior period information has been recast to reflect this revised segment presentation.

(c)	Includes the results of MarkWest from the December 4, 2015 merger date.

(d)	2016 relates to impairments of goodwill and equity method investments. 2015 relates to the cancellation of the ROUX project.

(e)	Includes capitalized interest of $15 million, $10 million, $47 million and $26 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,316	2,359	2,274	2,316
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,307	2,345	2,265	2,303
R&M gross margin (dollars per barrel)(c)(d)	$10.75	$17.27	$11.20	$16.08
Crude oil capacity utilization (percent)(e)	100	101	95	100
Refinery throughputs (mbpd):(f)
Crude oil refined	1,791	1,744	1,708	1,735
Other charge and blendstocks	135	168	156	170
Total	1,926	1,912	1,864	1,905
Sour crude oil throughput (percent)	59	56	60	55
WTI-priced crude oil throughput (percent)	20	20	20	20
Refined product yields (mbpd):(f)
Gasoline	907	911	908	906
Distillates	647	611	616	598
Propane	38	33	35	36
Feedstocks and special products	253	292	245	307
Heavy fuel oil	43	32	36	30
Asphalt	70	66	58	58
Total	1,958	1,945	1,898	1,935
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.62	$1.37	$1.72	$0.94
Depreciation and amortization	1.42	1.36	1.46	1.37
Other manufacturing(h)	4.01	4.17	4.03	4.12
Total	$7.05	$6.90	$7.21	$6.43
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	1,073	1,072	1,057	1,065
Other charge and blendstocks	185	180	199	177
Total	1,258	1,252	1,256	1,242
Sour crude oil throughput (percent)	72	68	73	68
WTI-priced crude oil throughput (percent)	8	6	7	6
Refined product yields (mbpd):(i)
Gasoline	511	544	530	526
Distillates	411	408	407	386
Propane	27	25	26	26
Feedstocks and special products	289	271	283	299
Heavy fuel oil	30	16	24	14
Asphalt	17	19	15	16
Total	1,285	1,283	1,285	1,267
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$2.05	$0.80	$1.87	$0.70
Depreciation and amortization	1.14	1.07	1.13	1.09
Other manufacturing(h)	3.70	4.00	3.62	3.92
Total	$6.89	$5.87	$6.62	$5.71

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended September 30		Nine Months Ended September 30
	2016	2015	2016	2015
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	718	672	651	670
Other charge and blendstocks	39	28	37	33
Total	757	700	688	703
Sour crude oil throughput (percent)	39	36	39	35
WTI-priced crude oil throughput (percent)	39	43	41	42
Refined product yields (mbpd):(i)
Gasoline	396	367	378	380
Distillates	236	203	209	212
Propane	13	10	11	11
Feedstocks and special products	51	59	40	46
Heavy fuel oil	13	16	12	17
Asphalt	53	47	43	42
Total	762	702	693	708
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.72	$2.30	$1.26	$1.32
Depreciation and amortization	1.72	1.80	1.90	1.79
Other manufacturing(h)	4.04	4.25	4.29	4.24
Total	$6.48	$8.35	$7.45	$7.35
Speedway Operating Statistics
Convenience stores at period-end	2,773	2,756
Gasoline and distillate sales (millions of gallons)	1,575	1,555	4,605	4,501
Gasoline and distillate gross margin (dollars per gallon)(d)(j)	$0.1773	$0.2146	$0.1668	$0.1822
Merchandise sales (in millions)	$1,338	$1,294	$3,777	$3,669
Merchandise gross margin (in millions)	$386	$358	$1,085	$1,028
Merchandise gross margin percent	28.9%	27.7%	28.7%	28.0%
Same store gasoline sales volume (period over period)	(0.6)%	0.5%	0.2%	(0.3)%
Same store merchandise sales (period over period)(k)	4.0%	3.6%	3.0%	4.7%
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(l)	2,433	2,259	2,298	2,231
Gathering system throughput (million cubic feet per day)(m)	3,306		3,313
Natural gas processed (million cubic feet per day)(m)	5,906		5,691
C2 (ethane) + NGLs fractionated (mbpd)(m)	348		330

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes intersegment sales.

(c)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(d)	Excludes LCM inventory valuation adjustments.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)
Excludes inter-refinery volumes of 89 mbpd and 40 mbpd for third quarter 2016 and 2015, respectively, and 80 mbpd and 40 mbpd for the nine months ended September 30, 2016, and September 30, 2015, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Excludes cigarettes. Same store sales comparison includes only locations owned at least 13 months.

(l)	On owned common-carrier pipelines, excluding equity method investments.

(m)	Includes amounts related to unconsolidated equity method investments. Includes the MarkWest results beginning on the Dec. 4, 2015, merger date.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(In millions)	2016	2015	2016	2015
Segment EBITDA(a)
Refining & Marketing(b)	$583	$1,696	$2,144	$4,691
Speedway(b)	280	306	772	726
Midstream(c)	403	120	1,055	365
Total Segment EBITDA(a)(b)	1,266	2,122	3,971	5,782
Total segment depreciation & amortization	(493)	(352)	(1,452)	(1,051)
Items not allocated to segments(d)	(338)	(221)	(694)	(377)
Income from operations	435	1,549	1,825	4,354
Net interest and other financial income (costs)	(141)	(70)	(420)	(215)
Income before income taxes	294	1,479	1,405	4,139
Income tax provision	75	521	481	1,439
Net income	219	958	924	2,700
Less net income (loss) attributable to:
Redeemable noncontrolling interest	16	—	25	—
Noncontrolling interests	58	10	(48)	35
Net income attributable to MPC	$145	$948	$947	$2,665

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)
Includes a non-cash LCM inventory valuation benefit of $370 million for the nine months ended September 30, 2016. The benefit increased Refining & Marketing and Speedway segment EBITDA by $345 million and $25 million, respectively, for the nine months ended September 30, 2016.

(c)	Includes the results of MarkWest from the December 4, 2015 merger date.

(d)	Includes impairment charges of $267 million, $144 million, $486 million and $144 million, respectively.

Select Financial Data (Unaudited)

(In millions)	September 30 2016	June 30 2016
Cash and cash equivalents	$709	$1,754
MPLX debt	4,412	4,401
Total consolidated debt	10,566	11,059
Redeemable noncontrolling interest	1,000	993
Equity	19,957	19,935
Total capitalization	31,523	31,987
Debt-to-total-capital ratio (percent)	34	35
Shares outstanding	528	528

Cash provided from operations (quarter ended)	$405	$2,263